Exhibit 99.1

RICHFIELD OIL & GAS COMPANY ANNOUNCES COMPLETION OF ITS LIBERTY #1 WELL STUDY BY BAKER

HUGHES GMI GEOMECHANICS SERVICES

SALT LAKE CITY, July 22, 2013 /PRNewswire/ -- Richfield Oil & Gas Company (OTCQX: ROIL) ("Richfield" or the "Company") has received the completed study of its Liberty #1 discovery well from Baker Hughes GMI Geomechanics Services ("GMI").

As previously announced on April 30, GMI analyzed the geo-mechanics of the Liberty #1 Well, the natural fractures in the Twin Creek Limestone and Navajo Sandstone, reservoir permeability, and formation issues associated with relative permeability damage, which is inhibiting commercial flow rates of known hydrocarbons.  Richfield is in the process of implementing the team's recommendations for the next phase of operations in the Liberty #1 Well.

Richfield's interest in the Liberty #1 Well, which is contained in the Liberty Prospect, is 64.29% working interest before payout ("BPO") and 50.56% working interest after payout ("APO"). In the remaining Liberty Prospect, which incorporates a total of 1,185 acres, Richfield owns a 74.69% working interest BPO and a 59.56% working interest APO. The Liberty Prospect is on the Paxton Thrust in the northernmost part of the Central Utah Overthrust in Juab County, Utah.

The current Liberty #1 sidetrack was drilled to approximately 4,150 feet total depth in May 2012, confirming the discovery of approximately 1,200 gross feet of hydrocarbon charged zone in the Twin Creek Limestone and the Navajo Sandstone, including crude oil, natural gas, and condensates.

Douglas C. Hewitt, Sr., CEO of Richfield, stated, "We anticipated with great interest the results that we have now obtained from GMI’s expert team of consultants, who were retained to study the Liberty #1 Well's fracture network over the past 8-10 weeks.  We are confident that their findings will aid Richfield in our planned completion operations in an effort to establish good commercial flow within the primary reservoir objectives. Other options that Richfield may consider, at some point in the future, could include drilling to test deeper formations, including the Mississippian at approximately 9,500 feet, which is believed to be the highest structural position in the Central Utah Overthrust. To be clear, our current plans are to complete the Liberty #1 Well in the best-known fracture network within the oil and gas saturated Twin Creek. Further plans with respect to completion dates will be forthcoming as services and procedures are solidified.”

About Richfield Oil & Gas Company

Richfield is an independent exploration and production company headquartered in Salt Lake City, Utah with substantially all of its current producing assets located in Kansas, with potential high impact leases in Utah, and Wyoming. Founded in April 2011 by seasoned industry executives, Richfield is dedicated to exploiting its asset base, and to growing organically through the exploitation and development of its existing field inventory by the use of drilling, workover, recompletion and other lower-risk development projects, in order to increase proved reserves and production. In addition, the Company seeks to acquire assets within its areas of focus. Such transactions are primarily on a negotiated basis, utilizing proprietary industry relationships. The Company evaluates potential acquisitions by analyzing geological information to identify upside potential.

Please visit www.richfieldoilandgas.com for additional information.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding Richfield's acreage in Uinta County, Wyoming. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the risks as identified in our annual report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Investor Relations Contact Information:

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(800) 733-2447 ext. 110

Source: Richfield Oil & Gas Company